EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Orange County Bancorp, Inc. Announces Results for Q3, 2023:
•	Net Income increased $1.2 million, or 15.1%, to $9.0 million for the quarter ended September 30, 2023 from $7.9 million for the quarter ended September 30, 2022
•	Net interest margin increased 8 basis points, or 2.2%, reaching 3.78% for the quarter ended September 30, 2023 from 3.70% for the quarter ended September 30, 2022.
•	Total Assets grew $159.9 million, or 7.0%, to $2.5 billion at September 30, 2023 from $2.3 billion at year-end 2022
•	Total Loans grew $138.3 million, or 8.8%, to $1.7 billion at September 30, 2023 from $1.6 billion at year-end 2022
•	Total Deposits rose $130.6 million, or 6.6%, to $2.1 billion at September 30, 2023 from $1.9 billion at year-end 2022
•	Book value per share increased $1.01, or 4.1%, to $25.49 at September 30, 2023 from $24.48 at December 31, 2022
•	Trust and investment advisory income rose $338 thousand, or 15%, to approximately $2.6 million, for Q3 2023 from $2.3 million for Q3 2022

MIDDLETOWN, N.Y., October 25, 2023 – Orange County Bancorp, Inc. (the “Company” - Nasdaq: OBT), parent company of Orange Bank & Trust Co. (the “Bank”) and Hudson Valley Investment Advisors, Inc. (“HVIA”), today announced net income of $9.0 million, or $1.61 per basic and diluted share, for the three months ended September 30, 2023.  This compares with net income of $7.9 million, or $1.40 per basic and diluted share, for the three months ended September 30, 2022.  The increase in earnings per share, basic and diluted, was the result of continued strong growth in net interest income during the current period, reflecting increased interest income associated with loans, investments, and cash balances as well as a reduction in expense related to provision for credit losses.
Book value per share rose $1.01, or 4.1%, from $24.48 at December 31, 2022 to $25.49 at September 30, 2023. Tangible book value per share also increased $1.06, or 4.6%, from $23.28 at December 31, 2022 to $24.34 at September 30, 2023 (see “Non-GAAP Financial Measure Reconciliation” below for additional detail). These increases were due primarily to increased earnings during the nine months ended September 30, 2023.
“I am pleased to report the Bank has produced another extraordinary quarter,” Company President and CEO Michael Gilfeather announced.  “Though we remain guarded against the Fed’s ongoing inflation fighting efforts and its potential impact on regional economic activity, including the pressure rising rates place on our ability to gather deposits while maintaining strong net interest rate margins, we so far have been able to navigate these challenges with considerable success.”

“For the third quarter of 2023, we generated net income of $9.0 million, a $1.2 million increase over the same period last year. Like last quarter, our performance continues to be driven by a sizable increase in interest income resulting from overall growth in our loan portfolio, as well as an increase in average yield on our interest-earning assets.  For the nine-months ended September 30, 2023, the average balance of our loan portfolio grew $285.8 million, or 20.7%, to $1.7 billion, while the average yield rose 106 basis points to 5.64% versus the same period last year. We’ve been able to accomplish this because economic activity and loan demand from clients throughout our operating region remains strong despite the significant increase in interest rates. We recognize higher rates may ultimately impact loan demand, but continue to work closely with clients and believe we are well positioned to adjust loan growth in response to changing market and business conditions.

As with the entire banking industry, year-to-date deposit growth has remained challenged by the breadth of yield alternatives available. While inconsistent over time, we have seen favorable deposit growth during the year primarily due to ongoing focus throughout the Bank to source organic deposits despite current interest rate pressure.  Total deposits at quarter end were up $130.6 million, or 6.6%, to $2.1 billion from $1.9 billion at year-end 2022.  Our Bank-wide commitment to deposit growth is also reflected in our consistently low cost of deposits, which stood at an average rate of 1.03% at quarter end, up from 0.39% during the fourth quarter of 2022.  Notwithstanding the increase in deposit costs due to rising interest rates, we were able to expand net interest margin from 3.70% for the quarter ended September 30, 2022 to 3.78% for the quarter ended September 30, 2023. This is a key metric for the Bank and I am proud of our team’s ability to effectively manage core and non-interest-bearing deposits and overall costs in a manner which, like oversight of our loan portfolio, reflects the depth of dialogue we maintain with our clients and breadth of services we offer.

Our Wealth Management division also maintained its strong performance trends during the quarter. Trust and investment advisory income rose 15%, to $2.6 million, for Q3 2023 versus the same period last year. Given the volatility and mixed performance of debt and equity markets during the period, this highlights the impressive job our investment subsidiary, Hudson Valley Investment Advisors, has done managing assets and growing revenue.

Each passing quarter further validates the holistic, hands-on approach we bring to client service and our assessment of market conditions and opportunities. While challenges remain and will continue to require vigilant oversight, including deposit uncertainty and a potentially stricter regulatory environment in response to recent industry events, the past several quarters should demonstrate that Orange Bank and Trust has the vision, the balance sheet, deposit gathering ability, and dexterity to adapt to challenging and often changing circumstances.  Our foundation in business banking should continue to generate consistent income over time and gives us the ability to transition between strategic growth and/or stability as market conditions require.  As always, credit for this stems from the dedication and experience of our employees. I thank them again for their role in delivering uncompromising service to our clients and results like our most recent quarter to our shareholders.”

Third Quarter 2023 Financial Review
Net Income
Net income for the third quarter of 2023 was $9.0 million, an increase of $1.2 million, or 15.1%, over net income of $7.9 million for the third quarter of 2022. The increase represents a combination of higher net interest income as well as the impact of a decrease in provision for credit losses versus the same quarter last year.  Net income for the nine months ended September 30, 2023 was $21.4 million as compared to $15.3 million for the same period in 2022.
Net Interest Income
For the three months ended September 30, 2023, net interest income rose $1.1 million, or 5.1%, to $22.5 million, versus $21.4 million during the same period last year. The increase was driven primarily by a $6.6 million increase in interest and fees on loans during the current period.  For the nine months ended September 30, 2023, net interest income increased $11.0 million, or 19.9%, over the first nine months of 2022.
Total interest income rose $7.3 million, or 31.8%, to $30.1 million for the three months ended September 30, 2023, compared to $22.8 million for the three months ended September 30, 2022.  The increase reflected 36.3% growth in interest and fees associated with loans, a 10.6% increase in interest income from taxable investment securities, and a 35.3% increase in interest income related to fed funds interest and balances held at correspondent banks.  For the nine months ended September 30, 2023, total interest income rose $27.6 million, or 47.1%, to $86.2 million as compared to $58.6 million for the nine months ended September 30, 2022.
Total interest expense increased $6.2 million during the third quarter of 2023, to $7.6 million, as compared to $1.4 million in the third quarter of 2022.  The increase represented the continued effect of rising interest rates and the impact of higher costing FHLB borrowings and brokered deposits as additional sources of funding.  Interest expense associated with FHLB advances drawn during the current quarter totaled $1.9 million.  We had no such borrowings or related expense in the third quarter of 2022.  Interest expense related to brokered deposits reached $1.8 million during third quarter 2023 as compared to $18 thousand during third quarter 2022.  Interest expense associated with savings and NOW accounts totaled $3.5 million during the third quarter of 2023 as compared to $1.1 million during the third quarter of 2022.  During the nine months ended September 30, 2023, total interest expense rose $16.6 million, to $20.0 million, as compared to $3.3 million for the same period last year.
Provision for Credit Losses
As of January 1, 2023, the Company adopted the current expected credit losses methodology (“CECL”) accounting standard, which includes loans individually evaluated, as well as loans evaluated on a pooled basis to assess the adequacy of the allowance for credit losses. The Bank seeks to estimate lifetime losses in its loan and investment portfolio by using expected discounted cash flows and supplemental qualitative considerations, including relevant economic considerations, portfolio concentrations, and other external factors, as well as evaluating investment securities held by the Bank.

The Company recognized a provision for credit losses of $837 thousand for the three months ended September 30, 2023, as compared to $2.1 million for the three months ended September 30, 2022.  This decrease reflects the impact of the methodology associated with estimated lifetime losses and types of loans closed during the quarter.  The allowance for credit losses to total loans was 1.51% as of September 30, 2023 versus 1.39% as of December 31, 2022.  For the nine months ended September 30, 2023, the provision for credit losses totaled $7.4 million, as compared to $8.5 million for the nine months ended September 30, 2022.  The 2023 provision includes the effect of a $5 million reserve associated with the write-off of an investment in Signature Bank subordinated debt.  No additional reserves for investment securities were recorded during 2023.
Non-Interest Income
Non-interest income rose $287 thousand, or 9.8%, to $3.2 million for the three months ended September 30, 2023 as compared to $2.9 million for the three months ended September 30, 2022.  This growth was related to increased fee income within each of the Company’s fee income categories, including investment advisory income, trust income, and service charges on deposit accounts.  For the nine months ended September 30, 2023, non-interest income increased approximately $761 thousand, to $9.7 million, as compared to $8.9 million for the nine months ended September 30, 2022.
Non-Interest Expense
Non-interest expense was $13.6 million for the third quarter of 2023, reflecting an increase of $1.0 million, or 8.2%, as compared to $12.6 million for the same period in 2022.  The increase in non-interest expense for the current three-month period was the result of continued investment in Company growth. This investment consists primarily of increases in compensation, occupancy, information technology, and deposit insurance costs. Our efficiency ratio increased to 52.8% for the three months ended September 30, 2023, from 51.6% for the same period in 2022.   For the nine months ended September 30, 2023, our efficiency ratio improved to 55.4% from 57.5% for the same period in 2022.  Non-interest expense for the nine months ended September 30, 2023 reached $42.1 million, reflecting a $5.2 million increase over non-interest expense of $36.9 million for the nine months ended September 30, 2022.
Income Tax Expense
Provision for income taxes for the three months ended September 30, 2023 was $2.3 million, compared to $1.9 million for the same period in 2022.  The increase was directly related to higher income before taxes.  For the nine months ended September 30, 2023, the provision for income taxes was $5.1 million, as compared to $3.5 million for the nine months ended September 30, 2022.  Our effective tax rate for the three-month period ended September 30, 2023 was 20.0%, as compared to 19.1% for the same period in 2022.  Our effective tax rate for the nine-month period ended September 30, 2023 was 19.3%, as compared to 18.5% for the same period in 2022.
Financial Condition
Total consolidated assets increased $159.9 million, or 7.0%, from $2.3 billion at December 31, 2022 to $2.5 billion at September 30, 2023. The increase reflects continued growth in loans, deposits, and cash during the quarter.
Total cash and due from banks increased from $86.1 million at December 31, 2022, to $158.7 million at September 30, 2023, an increase of approximately $72.6 million, or 84.4%. This increase resulted primarily from increases in deposit balances and borrowings. The increase in borrowings reflected a strategic decision to bolster and maintain higher cash levels during the first nine months of 2023.

Total investment securities fell $53.3 million, or 9.8%, from $543.0 million at December 31, 2022 to $489.7 million at September 30, 2023. The decrease represented a combination of investment maturities and sales, decline in fair value, and a write-off associated with Signature Bank subordinated debt resulting from that bank’s failure during the first nine months of 2023.
Total loans increased $138.3 million, or 8.8%, from $1.6 billion at December 31, 2022 to $1.7 billion at September 30, 2023.  The increase was due primarily to $127.9 million of commercial real estate loan growth and $8.1 million of commercial and industrial loan growth. PPP loans decreased to $227 thousand at September 30, 2023 from $1.7 million at December 31, 2022.
Total deposits increased $130.6 million, to $2.1 billion at September 30, 2023, from $2.0 billion at December 31, 2022. This increase was driven by $42.1 million of growth in core deposits, as well as the effect of approximately $88.5 million of growth in time deposits associated with brokered deposits which the Company increased as a precautionary measure to strengthen cash on hand.  Deposit composition at September 30, 2023 included 50.6% in demand deposit accounts (including NOW accounts).  Uninsured deposits, net of fully collateralized municipal relationships, remain stable and represent approximately 38% of total deposits at September 30, 2023, as compared to 43% of total deposits at December 31, 2022.
Stockholders’ equity experienced an increase of approximately $5.8 million during the first nine months of 2023, to $143.9 million at September 30, 2023 from $138.1 million at December 31, 2022. The increase was due mainly to $21.4 million of net income during the first nine months of 2023, partially offset by an increase in unrealized losses of approximately $10.5 million on the market value of investment securities within the Company’s equity as accumulated other comprehensive income (loss) (“AOCI”), net of taxes.
At September 30, 2023, the Bank maintained capital ratios in excess of regulatory standards for well capitalized institutions. The Bank’s Tier 1 capital-to-average-assets ratio was 9.26%, both common equity and Tier 1 capital-to-risk-weighted-assets were 12.69%, and total-capital-to-risk-weighted-assets was 13.94%.
Loan Quality
At September 30, 2023, the Bank had total non-performing loans of $9.5 million, or 0.56% of total loans.  Total non-accrual loans represented approximately $6.9 million of loans at September 30, 2023, compared to $6.1 million at December 31, 2022.
Liquidity
Management believes the Bank has the necessary liquidity to meet normal business needs.  The Bank uses a variety of resources to manage its liquidity position.  These include short term investments, cash from lending and investing activities, core-deposit growth, and non-core funding sources, such as time deposits exceeding $100,000, brokered deposits, FHLBNY advances, and other borrowings.  As of September 30, 2023, the Bank’s cash and due from banks totaled $158.7 million.  The Bank maintains an investment portfolio of securities available for sale, comprised mainly of US Government agency and treasury securities, Small Business Administration loan pools, mortgage-backed securities, and municipal bonds.  Although the portfolio generates interest income for the Bank, it also serves as an available source of liquidity and funding.  As of September 30, 2023, the Bank’s investment in securities available for sale was $478.7 million, of which $49.0 million was not pledged as collateral.  Additionally, as of September 30, 2023, the Bank’s overnight advance line capacity at the Federal Home Loan Bank of New York was $608.8 million, of which $85.0 million was used to collateralize municipal deposits and $156.0 million was utilized for FHLBNY advances, overnight and long term.  As of September 30, 2023, the Bank’s unused borrowing capacity at the FHLBNY was $367.8 million. The Bank also maintains additional borrowing capacity of $25 million with other correspondent banks.  Additional funding is available to the Bank through the Bank Term Funding Program (“BTFP”) and discount window lending by the Federal Reserve.  The Bank maintains approximately $104.2 million of collateral under the BTFP but did not utilize this funding source during the first nine months of 2023.
The Bank also considers brokered deposits an element of its deposit strategy.  As of September 30, 2023, the Bank had brokered deposit arrangements with various terms totaling $131.4 million.

Non-GAAP Financial Measure Reconciliations
The following table reconciles, as of the dates set forth below, stockholders’ equity (on a GAAP basis) to tangible equity and total assets (on a GAAP basis) to tangible assets and calculates our tangible book value per share.

	September 30, 2023	December 31, 2022
	(Dollars in thousands except for share data)
Tangible Common Equity:
Total stockholders’ equity	$ 143,918	$ 138,138
Adjustments:
Goodwill	(5,359)	(5,359)
Other intangible assets	(1,178)	(1,392)
Tangible common equity	$ 137,381	$ 131,387
Common shares outstanding	5,645,138	5,642,621
Book value per common share	$ 25.49	$ 24.48
Tangible book value per common share	$ 24.34	$ 23.28

Tangible Assets
Total assets	$ 2,447,271	$ 2,287,334
Adjustments:
Goodwill	(5,359)	(5,359)
Other intangible assets	(1,178)	(1,392)
Tangible assets	$ 2,440,734	$ 2,280,583
Tangible common equity to tangible assets	5.63%	5.76%

About Orange County Bancorp, Inc.
Orange County Bancorp, Inc. is the parent company of Orange Bank & Trust Company and Hudson Valley Investment Advisors, Inc. Orange Bank & Trust Company is an independent bank that began with the vision of 14 founders over 125 years ago. It has grown through innovation and an unwavering commitment to its community and business clientele to almost $2.5 billion in total assets. Hudson Valley Investment Advisors, Inc. is a Registered Investment Advisor in Goshen, NY. It was founded in 1996 and acquired by the Company in 2012.
Forward Looking Statements
Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, inflation, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, increased levels of loan delinquencies, problem assets and foreclosures, credit risk management, asset-liability management, cybersecurity risks, the continuing effects of the COVID-19 pandemic, the financial and securities markets and the availability of and costs associated with sources of liquidity.
The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For further information:
Michael Lesler
SVP & Chief Financial Officer
mlesler@orangebanktrust.com
Phone: (845) 341-5111

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
(UNAUDITED)
(Dollar Amounts in thousands except per share data)

	September 30, 2023	December 31, 2022

ASSETS

Cash and due from banks	$ 158,708	$ 86,081
Investment securities - available-for-sale	478,708	533,461
(Amortized cost $569,978 at September 30, 2023 and $609,954 at December 31, 2022)
Restricted investment in bank stocks	10,992	9,562
Loans	1,707,729	1,569,430
Allowance for credit losses *	(25,775)	(21,832)
Loans, net	1,681,954	1,547,598

Premises and equipment, net	16,073	14,739
Accrued interest receivable	6,332	6,320
Bank owned life insurance	41,188	40,463
Goodwill	5,359	5,359
Intangible assets	1,178	1,392
Other assets	46,779	42,359

TOTAL ASSETS	$ 2,447,271	$ 2,287,334

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
Noninterest bearing	$ 726,627	723,228
Interest bearing	1,378,404	1,251,159
Total deposits	2,105,031	1,974,387

FHLB advances, short term	146,000	131,500
FHLB advances, long term	10,000	-
Subordinated notes, net of issuance costs	19,502	19,447
Accrued expenses and other liabilities	22,820	23,862

TOTAL LIABILITIES	2,303,353	2,149,196

STOCKHOLDERS' EQUITY

Common stock, $0.50 par value; 15,000,000 shares authorized;
5,683,304 issued; 5,645,138 and 5,642,621 outstanding,
at September 30, 2023 and December 31, 2022, respectively	2,842	2,842
Surplus	120,367	120,107
Retained Earnings	100,536	84,635
Accumulated other comprehensive income (loss), net of taxes	(78,693)	(68,196)
Treasury stock, at cost; 38,166 and 40,683 shares at September 30,
2023 and December 31, 2022, respectively	(1,134)	(1,250)
TOTAL STOCKHOLDERS' EQUITY	143,918	138,138

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 2,447,271	$ 2,287,334

* Commencing on January 1, 2023 the allowance calculation is based on the current expected credit loss methodology. Prior to
January 1, 2023, the calculation was based on the incurred loss methodology.

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(Dollar Amounts in thousands except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
INTEREST INCOME
Interest and fees on loans	$ 24,682	$ 18,113	$ 70,398	$ 48,319
Interest on investment securities:
Taxable	3,150	2,848	9,570	6,735
Tax exempt	564	621	1,721	1,655
Interest on Federal funds sold and other	1,703	1,259	4,514	1,886

TOTAL INTEREST INCOME	30,099	22,841	86,203	58,595

INTEREST EXPENSE
Savings and NOW accounts	3,506	1,099	9,081	2,320
Time deposits	1,954	55	3,893	194
FHLB advances	1,907	-	6,295	-
Note payable	-	42	-	126
Subordinated notes	231	230	692	692
TOTAL INTEREST EXPENSE	7,598	1,426	19,961	3,332

NET INTEREST INCOME	22,501	21,415	66,242	55,263

Provision for credit losses *	837	2,084	7,406	8,517
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	21,664	19,331	58,836	46,746

NONINTEREST INCOME
Service charges on deposit accounts	210	182	588	511
Trust income	1,266	1,176	3,707	3,569
Investment advisory income	1,333	1,085	3,819	3,385
Investment securities gains(losses)	-	-	107	-
Earnings on bank owned life insurance	243	240	725	709
Other	168	250	730	741
TOTAL NONINTEREST INCOME	3,220	2,933	9,676	8,915

NONINTEREST EXPENSE
Salaries	6,135	5,863	18,606	16,631
Employee benefits	1,752	1,483	5,359	4,258
Occupancy expense	1,180	1,063	3,614	3,391
Professional fees	799	766	3,512	2,885
Directors' fees and expenses	295	249	682	754
Computer software expense	1,233	1,276	3,714	3,629
FDIC assessment	463	384	1,023	1,006
Advertising expenses	364	372	1,074	1,127
Advisor expenses related to trust income	30	28	89	186
Telephone expenses	184	192	534	505
Intangible amortization	71	71	214	214
Other	1,084	808	3,644	2,322
TOTAL NONINTEREST EXPENSE	13,590	12,555	42,065	36,908

Income before income taxes	11,294	9,709	26,447	18,753

Provision for income taxes	2,256	1,856	5,093	3,460
NET INCOME	$ 9,038	$ 7,853	$ 21,354	$ 15,293

Basic and diluted earnings per share	$ 1.61	$ 1.40	$ 3.79	$ 2.72

Weighted average shares outstanding	5,627,907	5,623,172	5,627,451	5,619,897

* Commencing on January 1, 2023 the allowance calculation, including the related provision, is based on the current expected credit loss methodology. Prior to
January 1, 2023, the calculation was based on the incurred loss methodology.

ORANGE COUNTY BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(UNAUDITED)
(Dollar Amounts in thousands)

	Three Months Ended September 30,
	2023			2022
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets:
Loans Receivable (net of PPP)	$ 1,697,745	$ 24,677	5.77%	$ 1,498,425	$ 18,041	4.78%
PPP Loans	996	5	1.99%	2,578	72	11.08%
Investment securities	495,803	3,466	2.77%	562,655	3,418	2.41%
Due from banks	154,335	1,703	4.38%	230,077	1,259	2.17%
Other	10,299	248	9.55%	3,252	51	6.22%
Total interest earning assets	2,359,178	30,099	5.06%	2,296,987	22,841	3.95%
Non-interest earning assets	96,894			90,084
Total assets	$ 2,456,072			$ 2,387,071

Liabilities and equity:
Interest-bearing demand accounts	$ 334,658	$ 332	0.39%	$ 352,950	$ 126	0.14%
Money market accounts	632,300	2,551	1.60%	738,502	811	0.44%
Savings accounts	242,627	623	1.02%	234,273	162	0.27%
Certificates of deposit	176,369	1,954	4.40%	71,859	55	0.30%
Total interest-bearing deposits	1,385,954	5,460	1.56%	1,397,584	1,154	0.33%
FHLB Advances and other borrowings	140,560	1,907	5.38%	-	-	0.00%
Note payable	-	-	0.00%	3,000	42	5.55%
Subordinated notes	19,490	231	4.70%	19,420	230	4.70%
Total interest bearing liabilities	1,546,004	7,598	1.95%	1,420,004	1,426	0.40%
Non-interest bearing demand accounts	736,313			795,797
Other non-interest bearing liabilities	23,279			19,570
Total liabilities	2,305,596			2,235,371
Total shareholders' equity	150,476			151,700
Total liabilities and shareholders' equity	$ 2,456,072			$ 2,387,071

Net interest income		$ 22,501			$ 21,415
Interest rate spread [1]			3.11%			3.55%
Net interest margin [2]			3.78%			3.70%
Average interest earning assets to interest-bearing liabilities	152.6%			161.8%

Notes:
[1] The Interest rate spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities
[2] Net interest margin is the annualized net interest income divided by average interest-earning assets

ORANGE COUNTY BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(UNAUDITED)
(Dollar Amounts in thousands)

	Nine Months Ended September 30,
	2023			2022
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets:
Loans Receivable (net of PPP)	$ 1,668,967	$ 70,374	5.64%	$ 1,383,180	$ 47,405	4.58%
PPP Loans	1,440	24	2.23%	11,822	914	10.34%
Investment securities	514,011	10,575	2.75%	518,943	8,263	2.13%
Due from banks	139,539	4,514	4.33%	310,511	1,886	0.81%
Other	11,268	716	8.50%	2,912	127	5.83%
Total interest earning assets	2,335,225	86,203	4.94%	2,227,368	58,595	3.52%
Non-interest earning assets	95,597			89,377
Total assets	$ 2,430,822			$ 2,316,745

Liabilities and equity:
Interest-bearing demand accounts	$ 336,801	$ 875	0.35%	$ 358,820	$ 309	0.12%
Money market accounts	623,039	6,471	1.39%	698,128	1,691	0.32%
Savings accounts	251,588	1,735	0.92%	225,111	320	0.19%
Certificates of deposit	147,750	3,893	3.52%	75,396	194	0.34%
Total interest-bearing deposits	1,359,178	12,974	1.28%	1,357,455	2,514	0.25%
FHLB Advances and other borrowings	164,434	6,295	5.12%	1	-	0.27%
Note payable	-	-	0.00%	3,000	126	5.62%
Subordinated notes	19,472	692	4.75%	19,401	692	4.77%
Total interest bearing liabilities	1,543,084	19,961	1.73%	1,379,857	3,332	0.32%
Non-interest bearing demand accounts	717,067			753,907
Other non-interest bearing liabilities	22,988			20,317
Total liabilities	2,283,139			2,154,081
Total shareholders' equity	147,683			162,664
Total liabilities and shareholders' equity	$ 2,430,822			$ 2,316,745

Net interest income		$ 66,242			$ 55,263
Interest rate spread [1]			3.21%			3.19%
Net interest margin [2]			3.79%			3.32%
Average interest earning assets to interest-bearing liabilities	151.3%			161.4%

Notes:
[1] The Interest rate spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities
[2] Net interest margin is the annualized net interest income divided by average interest-earning assets

ORANGE COUNTY BANCORP, INC.
SELECTED RATIOS AND OTHER DATA
(UNAUDITED)

	Three Months Ended September 30, (1)		Nine Months Ended September 30,
	2023	2022	2023	2022
Performance Ratios:
Return on average assets (1)	1.47%	1.32%	1.17%	0.88%
Return on average equity (1)	24.03%	20.71%	19.28%	12.54%
Interest rate spread (2)	3.11%	3.55%	3.21%	3.19%
Net interest margin (3)	3.78%	3.70%	3.79%	3.32%
Dividend payout ratio (4)	14.32%	14.32%	18.18%	22.05%
Non-interest income to average total assets	0.52%	0.49%	0.53%	0.51%
Non-interest expenses to average total assets	2.21%	2.10%	2.31%	2.12%
Average interest-earning assets to average interest-bearing liabilities	152.60%	161.76%	151.33%	161.42%

	At	At
	September 30, 2023	December 31, 202
Asset Quality Ratios:
Non-performing assets to total assets	0.39%	0.37%
Non-performing loans to total loans	0.56%	0.54%
Allowance for credit losses to non-performing loans	271.14%	258.34%
Allowance for credit losses to total loans	1.51%	1.39%

Capital Ratios (5):
Total capital (to risk-weighted assets)	13.94%	13.95%
Tier 1 capital (to risk-weighted assets)	12.69%	12.70%
Common equity tier 1 capital (to risk-weighted assets)	12.69%	12.70%
Tier 1 capital (to average assets)	9.26%	9.09%

Notes:
(1)	Annualized for the nine month periods ended September 30, 2023 and 2022, respectively.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the periods.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the periods.
(4)	The dividend payout ratio represents dividends paid per share divided by net income per share.
(5) Ratios are for the Bank only.

ORANGE COUNTY BANCORP, INC.
SELECTED OPERATING DATA
(UNAUDITED)
(Dollar Amounts in thousands except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Interest income	$ 30,099	$ 22,841	$ 86,203	$ 58,595
Interest expense	7,598	1,426	19,961	3,332
Net interest income	22,501	21,415	66,242	55,263
Provision for credit losses	837	2,084	7,406	8,517
Net interest income after provision for credit losses	21,664	19,331	58,836	46,746
Noninterest income	3,220	2,933	9,676	8,915
Noninterest expenses	13,590	12,555	42,065	36,908
Income before income taxes	11,294	9,709	26,447	18,753
Provision for income taxes	2,256	1,856	5,093	3,460
Net income	$ 9,038	$ 7,853	$ 21,354	$ 15,293

Basic and diluted earnings per share	$ 1.61	$ 1.40	$ 3.79	$ 2.72
Weighted average common shares outstanding	5,627,907	5,623,172	5,627,451	5,619,897

	At	At
	September 30, 2023	September 30, 2022
Book value per share	$ 25.49	$ 24.14
Net tangible book value per share (1)	$ 24.34	$ 22.93
Outstanding common shares	5,645,138	5,642,121

Notes:
(1)      Net tangible book value represents the amount of total tangible assets reduced by our total liabilities. Tangible assets are calculated by reducing total assets, as defined by GAAP, by $5,359 in goodwill and $1,178, and $1,464 in other intangible assets for September 30, 2023 and September 30, 2022, respectively.

ORANGE COUNTY BANCORP, INC.
LOAN COMPOSITION
(UNAUDITED)
(Dollar Amounts in thousands)
	At September 30, 2023		At December 31, 2022
	Amount	Percent	Amount	Percent
Commercial and industrial (a)	$ 266,997	15.63%	$ 258,901	16.50%
Commercial real estate	1,225,936	71.79%	1,098,054	69.97%
Commercial real estate construction	91,822	5.38%	109,570	6.98%
Residential real estate	83,165	4.87%	74,277	4.73%
Home equity	12,084	0.71%	12,329	0.79%
Consumer	27,725	1.62%	16,299	1.04%
Total loans	1,707,729	100.00%	1,569,430	100.00%
Allowance for loan losses	25,775		21,832
Total loans, net	$ 1,681,954		$ 1,547,598

(a) - Includes PPP loans of:	$ 227		$ 1,717

ORANGE COUNTY BANCORP, INC.
DEPOSITS BY ACCOUNT TYPE
(UNAUDITED)
(Dollar Amounts in thousands)
	At September 30,2023			At December 31, 2022
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
Noninterest-bearing demand accounts	$ 726,627	34.52%	0.00%	$ 723,228	36.63%	0.00%
Interest bearing demand accounts	339,444	16.13%	0.39%	284,747	14.42%	0.31%
Money market accounts	627,467	29.81%	1.71%	615,149	31.16%	0.97%
Savings accounts	229,916	10.92%	1.06%	258,230	13.08%	0.72%
Certificates of Deposit	181,577	8.63%	4.28%	93,033	4.71%	1.74%
Total	$ 2,105,031	100.00%	1.06%	$ 1,974,387	100.00%	0.52%

ORANGE COUNTY BANCORP, INC.
NON-PERFORMING ASSETS
(UNAUDITED)
(Dollar Amounts in thousands)

	September 30, 2023	December 31, 2022

Non-accrual loans:
Commercial and industrial	$ 1,538	$ 1,003
Commercial real estate	4,130	3,882
Commercial real estate construction	-	-
Residential real estate	1,182	1,188
Home equity	45	51
Consumer	-	-
Total non-accrual loans	6,895	6,124
Accruing loans 90 days or more past due:
Commercial and industrial	200	1,850
Commercial real estate	895	-
Commercial real estate construction	1,513	-
Residential real estate	-	-
Home equity	-	-
Consumer	3	477
Total loans 90 days or more past due	2,611	2,327
Total non-performing loans	9,506	8,451
Other real estate owned	-	-
Other non-performing assets	-	-
Total non-performing assets	$ 9,506	$ 8,451

Ratios:
Total non-performing loans to total loans	0.56%	0.54%
Total non-performing loans to total assets	0.39%	0.37%
Total non-performing assets to total assets	0.39%	0.37%

Notes:
1 - Includes non-accruing TDRs:	$ 2,445	$ 3,278